UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	November 29, 2006
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On November 30, 2006, NexMed, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) between the Company, NexMed (U.S.A.), Inc., the Company’s wholly owned subsidiary, and Metronome LPC 1, Inc. (the “Purchaser”). Pursuant to the Agreement, the Company issued to the Purchaser a Secured Senior Note in the amount of $2 million and a four-year immediately exercisable warrant to purchase 500,000 shares of the Company’s common stock, par value $0.001 per share, at an initial exercise price of $0.5535 per share, which is equal to 110% of the volume weighted average trading price of the Company’s common stock for the five trading days prior to closing. The warrant contains weighted average anti-dilution protection with a floor exercise price of $0.48 per share. The aggregate purchase price for the Senior Secured Note and warrant was $2 million. The Agreement provides that, upon satisfaction of the current mortgage on the Company’s East Winsdor, NJ property (the “East Windsor Property”), the Company must grant to the Purchaser a security interest in the East Windsor Property.

The Note provides that principal and unpaid interest are due on the earlier of (i) December 31, 2007 or (ii) the closing by the Company on a sale, if any, of the East Windsor Property. The Note also provides for interest payable quarterly at an initial rate of 7.5% per annum, which amount shall increase to 8.5% per annum on May 31, 2007, if the Company has not entered into a contract for the sale of the East Windsor Property by such date. The Company may, at its option, pay interest in common stock, at a value equal to 90% percent of the volume weighted average trading price for five trading days prior to the applicable interest payment. The Company may prepay the note at any time, without penalty.

ITEM 3.02	Unregistered Sales of Equity Securities

On November 30, 2006, the Company entered into the Agreement described in Item 1.01 of this Form 8-K, which description is hereby incorporated by reference into this Item 3.02.

The issuance of the warrant was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering. The Purchaser has represented to the Company that it qualifies as an “accredited investor” (as defined by Rule 501(a) under the Securities Act).

ITEM 4.01	Changes in Registrant's Certifying Accountant.

On November 29, 2006, the Company, with approval of the Audit Committee of the Board of Directors of the Company, engaged Amper, Politziner & Mattia P.C. (“Amper Politziner”) as the Company's new independent registered public accounting firm. During the fiscal years ended December 31, 2004 and 2005, and for the interim period through November 14, 2006, the date the engagement of PricewaterhouseCoopers LLP with the Company ended, neither the Company nor anyone acting on the Company's behalf consulted Amper Politziner regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided by Amper Politziner to the Company that Amper Politziner concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a "disagreement", as that term is described in Item 304(a)(1)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission, and the related instructions to Item 304 of Regulation S-K, or a "reportable event", as the term is described in Item 304(a)(1)(v) of Regulation S-K.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits:

4.1	Warrant, dated November 30, 2006

10.1	Securities Purchase Agreement, dated November 30, 2006, between NexMed, Inc., NexMed (U.S.A.), Inc. and Metronome LPC 1, Inc.

10.2	Senior Secured Note, dated November 30, 2006, in favor of Metronome LPC 1, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By: /s/ Mark Westgate
Name:	Mark Westgate
Title:	Vice President and
Chief Financial Officer

Date: December 4, 2006